Press Release #05-01

FOR IMMEDIATE RELEASE

Texen Oil and Gas Engages Financial Advisor

Houston, Texas, January18, 2005, - Texen Oil and Gas, Inc. (OTC BB: TXEO) is pleased to advise that the Company has engaged Merrick Capital Corporation of Houston TX as financial and strategic advisor. Under the terms of the agreement Merrick will assist the Company on a best efforts basis with: a) capital formation for the exploitation of the Company's existing oil and gas assets, b) strategic acquisitions to generate new prospects and projects and c) general Company requirements. Merrick Capital Corporation is an established investment banking firm with extensive experience in the energy and real estate sectors.

"The engagement of Merrick Capital and its Principal, Mr. Jeff Rawson, is strategically important to the Company" stated Mr. Fimrite. "We are very pleased to have access to the high quality energy industry and capital market expertise of Merrick Capital and Jeff Rawson." "Mr. Rawson's relationships in the financial community and the energy sector will assist the Company in its intended program of asset development and strategic investments."

Other Corporate Matters:

  The Company advises that the year end of the company has been changed to December 31, commencing as of December 31, 2004.

  The Company has formally requested the SEC approve the withdrawal of the registration statement SB2 which was filed April 6, 2004 but which has not been declared effective. The filing is being withdrawn due to the elapsed time and required changes in the filing.

  The Company advises that it's wholly owned subsidiary Texas Brookshire Partners, Inc. has withdrawn from its agreement to acquire Texas Columbia Energy Management LLC's interest in the west sector of the Brookshire Salt Dome.

About Texen Oil and Gas, Inc.
Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company. The company leases approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. The Company trades under the stock symbol TXEO on the OTC bulletin board. For additional information, please visit our web site at: www.texenoilandgas.com.

Contact Information:

Corporate Offices:	Investor Relations:
Tel: 1-713-782-5758	Jim Elbert
Fax: 1-713-782-1173	888-388-8989

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Forward looking statements in this news release include the expectation that Merrick will be able to assist us in capital development and asset acquisition. Many factors may prevent us from completing any transaction that Merrick suggests or introduces, if they do suggest or introduce any transaction. These include unfavorable terms, or terms that we cannot meet. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

Texen Oil and Gas, Inc.  -  www.texenoilandgas.com